Exhibit 99.3

Resolute Energy Corporation Announces Closing of $75 Million Additional Senior Notes Offering

April 9, 2018

DENVER, April 9, 2018 — Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE:REN) announced today that it has closed its previously announced private offering of $75 million in aggregate principal amount of its 8.50% Senior Notes due 2020 (the “Senior Notes”). The Senior Notes have identical terms, other than the issue date, the issue price and the first interest payment date, and constitute part of the same series as the $525 million aggregate principal amount of the Company’s 8.50% Senior Notes due 2020 previously issued (the “Existing 8.50% Senior Notes”). The Company intends to launch an exchange offer for the Senior Notes. After consummation of that exchange offer, but not before, the Senior Notes will be fungible with, and have the same CUSIP or ISIN numbers as, the Existing 8.50% Senior Notes. The Senior Notes are general unsecured obligations of the Company and guaranteed on a senior unsecured basis by the Company’s existing subsidiaries.

The net proceeds of the offering, after reflecting initial purchaser discounts and commissions, and estimated offering expenses, were approximately $74 million. Resolute intends to use a portion of the net proceeds from the offering to repay the borrowings currently outstanding under its senior credit facility. The remainder of the net proceeds will be used for general corporate purposes, including capital expenditures related to the Company’s previously announced 2018 plan.

The Senior Notes and the related guarantees were offered only to persons reasonably believed to be qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Senior Notes and the related guarantees have not been registered under the Securities Act or the securities laws of any state or other jurisdiction, and the Senior Notes may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy any securities, nor shall there be any sales of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

Cautionary Statements

The statements in this press release relating to the use of proceeds from the offering are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition and development of unconventional oil and gas properties in the Delaware Basin portion of the Permian Basin of west Texas. The Company’s common stock is traded on the NYSE under the ticker symbol “REN.”

Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600, extension 1555

hbjuengling@resoluteenergy.com